Exhibit 99.1

Marshall Edwards, Inc. Contact: Warren Lancaster +1-203-966-2556 (USA) warren.lancaster@marshalledwardsinc.com
David Seaton
+61 2 9878 0088 (Australia)
david.saeton@marshalledwardsinc.com
MEDIA RELEASE
Monday February 8, 2010
Marshall Edwards, Inc. announces resignation of Christopher Naughton from Board of Directors
Sydney, Australia — February 8, 2010 — Marshall Edwards, Inc. (NASDAQ: MSHL) announced that Christopher Naughton had resigned as a member of the Board of Directors effective February 5, 2010. The Board of Directors intends to fill the vacancy created by Mr. Naughton’s resignation. As a result of Mr. Naughton’s resignation, the size of the Board of Directors has decreased from five to four members.
About Marshall Edwards
Marshall Edwards, Inc. (NASDAQ: MSHL) is a specialist oncology company focused on the clinical development of novel anti-cancer therapeutics. These derive from a flavonoid technology platform, which has generated a number of novel compounds characterized by broad ranging activity against a range of cancer cell types with few side effects. The combination of anti-tumor cell activity and low toxicity is believed to be a result of the ability of these compounds to target an enzyme present in the cell membrane of cancer cells, thereby inhibiting the production of pro-survival proteins within the cell. Marshall Edwards, Inc. has licensed rights from Novogen Limited (ASX NRT NASDAQ: NVGN) to bring four oncology drugs — phenoxodiol, triphendiol, NV-143 and NV-128 — to market globally.
Marshall Edwards, Inc. is majority owned by Novogen, an Australian biotechnology company that is specializing in the development of therapeutics based on a flavonoid technology platform. More information on phenoxodiol and on the Novogen group of companies can be found at www.marshalledwardsinc.com and www.novogen.com.
Forward Looking Statements
Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the U.S. Food and Drug Administration (the “FDA”) as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.